Item 77I/77Q1(d) – Terms of new or amended securities:

Columbia Funds Series Trust I

On June 23, 2014, Form Type 485(b), Accession No. 0001193125-14-245208, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered new Class W shares of Columbia Global Inflation-Linked Bond Plus Fund, effective June 25, 2014, and describes the characteristics of the new class of shares.